Exhibit 99.1
FOR IMMEDIATE RELEASE
MediaAlpha Appoints Insurance Industry Veteran Ramon Jones to Board of Directors
Former Nationwide CMO Brings Over 25 years of P&C Insurance and
Digital Marketing Expertise
LOS ANGELES – November 13, 2025 (GLOBE NEWSWIRE) – MediaAlpha, Inc. (NYSE: MAX), the leading marketing technology platform powering real-time customer acquisition for the insurance industry, today announced the appointment of Ramon Jones to its Board of Directors, effective November 10, 2025.
Mr. Jones brings more than two decades of property and casualty (P&C) insurance industry leadership to MediaAlpha, most recently serving as Executive Vice President and Chief Marketing Officer of Nationwide Insurance from 2019 to 2025. In that role, he led the transformation of Nationwide's marketing organization, driving record growth by implementing a digital-first strategy and other marketing technology innovations. Prior to serving as CMO, Mr. Jones held several senior marketing, strategy and general leadership positions at Nationwide during his 25 years at the company.
Kathy Vrabeck, Chair of MediaAlpha's Board of Directors, commented: "We are thrilled to welcome Ramon to the MediaAlpha Board. His extensive P&C insurance industry experience and background spanning operations, digital marketing innovation, and customer acquisition strategy make him an invaluable addition to the Board as we continue to advance our market-leading position. We look forward to benefiting from Ramon's extensive experience in these areas as the Board oversees MediaAlpha’s value creation strategy."
Ramon Jones added: "I am excited to join the MediaAlpha Board of Directors. Throughout my career, I've witnessed firsthand the critical role that customer acquisition technology plays in driving market share growth in the insurance industry. MediaAlpha's culture of innovation, operational excellence and dedication to partner success have positioned the Company as a true market leader, and I look forward to contributing to MediaAlpha's continued long-term success."
Before joining Nationwide, Mr. Jones was a Manager in Accenture's Financial Services Strategy Practice, where he advised major insurance carriers on customer segmentation, distribution channel strategy and digital transformation initiatives.
Mr. Jones holds a Bachelor of Science degree in Business Administration from Villanova University and a Master of Business Administration degree from The Wharton School, University of Pennsylvania.
About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,200 active partners, excluding our agent partners, we connect insurance carriers with online shoppers and generated nearly 119 million Consumer Referrals in 2024. Our

Exhibit 99.1
programmatic advertising technology powered $2.0 billion in spend over the past four quarters on brand, comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries. For more information, please visit www.mediaalpha.com.
Media Relations Contact:
PR@mediaalpha.com
Investor Contact:
Investors@mediaalpha.com